 EXHIBIT 99.1

Bionik Laboratories and Wistron Corporation Partner to Develop Exoskeleton Technologies for Consumer Medical Device Market

Joint development project pairs expertise of both companies to produce low-price, lower-body assistive robotic products for the consumer home market

TORONTO and BOSTON, June 26, 2017 -- Bionik Laboratories Corp. (OTCQX:BNKL) (“Bionik” or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced a joint development project (the “Agreement”) with Wistron Corporation (TPE:3231) (“Wistron”). Pursuant to the Agreement, the two companies will partner to design, engineer, and manufacture low-price, lower-body assistive robotic technologies for mass commercial sale within the consumer home products market.

The companies plan to base the new consumer exoskeleton products off Bionik’s ARKE lower body exoskeleton, currently in clinical development for use within rehabilitation environments, as well as incorporating other important intellectual property relating to Bionik’s acquired or licensed assistive robotic technologies. The companies intend to target the Asian market initially, where the aging/elderly population is projected to hit 983 million by 2050, increasing the need for affordable assistive technologies over the next half century.

Wistron, which designs and manufactures technology products for global distribution with annual revenue exceeding $20 billion, will co-develop with Bionik a consumer exoskeleton product, which will be sold under the Bionik brand name and at a price point so they can be more widely available to the mass consumer market.

“Wistron is a highly significant organization within the manufacturing industry, so having an opportunity to combine our industry-leading expertise within the robotics industry with their product development resources is incredible for us,” said Peter Bloch, Chief Executive Officer of Bionik. “Our years of experience in medical robotics has provided us with strong clinical data and technology to help us access this growing market of robotics technologies in the area of human assistance. We intend to continue to seek out additional partnerships that will allow us to bring our technology to a mass audience within the consumer products sector.”

The medical robotics market is projected to be worth $12.8B by 2021, up from $4.9B in 2016, according to a recent report. This provides a significant opportunity for Bionik to partner with larger manufacturers and provide technical expertise to develop products for distribution at larger scale within a high growth market.

The industry has seen a rise of robotics and smart technologies such as artificial intelligence and machine learning within the medical field, but much of that innovation is within a clinical setting. As such, there exists a tremendous opportunity for disruption within the consumer space, as Bionik does not believe that there are currently options that are both viable and affordable.

Wistron is one of the world’s largest original design manufacturers, and has worked with some of the world’s largest companies to design and manufacture consumer technology products and bring them to market. Upon completion of the design of any new product conceived within the framework of the Agreement, Wistron would be the sole manufacturer.

“This partnership with Wistron represents a tremendous opportunity for Bionik to bring our technology to a massive consumer audience. When it comes to the commercialization of consumer tech products – design, engineering, and manufacturing – Wistron is a leader,” said Michal Prywata, co-founder and COO of Bionik. “Our leading robotic technologies are already available in more than 200 facilities across the globe, but this partnership with Wistron will allow us to provide access to a much larger consumer market.”

About Wistron

Wistron Corporation (TPE:3231) is a Fortune Global 500 company and a Technology Service Provider supplying ICT (information and communication technology) products, services, and systems to our global customers. Wistron is devoted to increasing the value of its services through developing innovative solutions in the areas of green recycling, cloud, and display vertical integration. For more information, please visit: www.wistron.com.

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development. The InMotion Systems — the InMotion ARM™, InMotion Wrist™, InMotion Hand™ and InMotion AnkleBot™ — are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is designed to continually adapt to a patient’s ability and provide real-time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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